                                                                      EXHIBIT 12


                               TCA CABLE TV, INC.
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

TCA Cable TV, Inc.
Ratio of Earnings to Fixed Charges


                                                                Year Ended October 31,
                      Six Months Ended  ---------------------------------------------------------------------
                       April 30, 1997       1996           1995          1994          1993          1992
                       --------------       ----           ----          ----          ----          ----
Earnings:
  Income before Income
    Taxes                 $30,963,337   $57,139,508    $52,318,476   $37,866,719    $33,689,685   $24,670,594
  Interest Expense         10,776,148    21,932,562     13,847,458     9,747,932     10,970,889    13,213,291
  Interest on Rentals         260,219       367,862        294,000       268,770        222,046       213,151
  Equity Owned Affiliates
    (earnings) losses         (15,893)      385,144        542,875       192,603              0             0
                           41,983,811    79,825,076     67,002,809    48,076,024     44,882,620    38,097,036
Fixed Charges:
  Interest Expense         10,776,148    21,932,562     13,847,458     9,747,932     10,970,889    13,213,291
  Interest on Rentals         260,219       367,862        294,000       268,770        222,046       213,151

                           11,036,367    22,300,424     14,141,458    10,016,702     11,192,935    13,426,442
Ratio of Earnings to
  Fixed Changes                 3.804         3.580          4.738         4.800          4.010         2.837